Exhibit 1(g)

                          MERCURY GLOBAL HOLDINGS, INC.
                          ARTICLES SUPPLEMENTARY TO THE
                            ARTICLES OF INCORPORATION

      MERCURY GLOBAL HOLDINGS, INC., a Maryland corporation (the "Corporation"), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Pursuant to authority expressly vested in the Board of Directors by its charter, acting in accordance with section 2-605 of the Maryland Corporations and Associations Code, the Board of Directors of the Corporation has duly redesignated the Class A Common Stock as Class I Common Stock.

      SECOND: Except to change the designation of such class of the Corporation's Common Stock, the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the redesignated Class I Common Stock have not changed.

      THIRD: Pursuant to authority expressly vested in the Board of Directors by its charter, acting in accordance with section 2-605 of the Maryland Corporations and Associations Code, after giving effect to the foregoing redesignation, the Board of Directors of the Corporation has duly redesignated the Class D Common Stock as Class A Common Stock.

      FOURTH: Except to change the designation of such class of the Corporation's Common Stock, the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the redesignated Class A Common Stock have not changed.

      FIFTH: The foregoing amendments were approved by a majority of the entire Board of Directors of the Corporation. The amendments are limited to changes expressly authorized by Sections 2-105(a)(12) and 2-605 of the Maryland Corporations and Associations Code to be made without action by the stockholders.

      SIXTH: The authorized capital stock of the Corporation has not been increased by these Articles Supplementary.

      SEVENTH: Except as amended hereby, the Corporation's charter shall remain in full force and effect.

      EIGHTH: These Articles Supplementary shall be effective on April 1, 2000 immediately after the effectiveness of the Articles of Amendment to the Articles of Incorporation of the Corporation changing the Corporation's name from Merrill Lynch Global Holdings, Inc. to Mercury Global Holdings, Inc.


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      IN WITNESS WHEREOF, MERCURY GLOBAL HOLDINGS, INC. has caused these
Articles Supplementary to be signed in its name and on its behalf by its President and attested by its Secretary on March , 2000.

                                        MERCURY GLOBAL HOLDINGS, INC.

                                        By:
                                           -----------------------------
                                            Terry K. Glenn, President

Attest:

--------------------------
Robert Harris, Secretary



      THE UNDERSIGNED, President of MERCURY GLOBAL HOLDINGS, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, and that this statement is made under the penalties for perjury.


                                             -------------------------------
                                                Terry K. Glenn, President


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